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                                                                     EXHIBIT 4.3

                          CITIZENS FIRST BANCORP, INC.
                    MANAGEMENT RESTRICTED STOCK PURCHASE PLAN
                (As Amended and Restated Effective June 1, 2002)


1. Purpose.

         (a) The purpose of the Citizens First Bancorp, Inc. Amended and Restated Management Restricted Stock Purchase Plan (the "Plan" or this "Plan") is to further align the interests of management personnel with the interests of the shareholders of Citizens First Bancorp, Inc. (together with any entity owned or controlled thereby, the "Corporation"), and to contribute to the growth and profits of the Corporation. In doing so, the Corporation also will be better able to attract and retain highly qualified management personnel.

         (b) The Plan will allow a select group of management to acquire the Corporation's Common Stock through deferral of incentive bonuses payable under the Corporation's Employee Incentive Bonus Program ("Incentive Bonuses"), and the Corporation will match these deferrals with additional shares of the Corporation's Common Stock in the manner set forth in, and subject to the terms and conditions of, this Plan.

2. Effective Date. This Plan amends and restates, and replaces and supersedes in its entirety, the Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan dated June 1, 2002. This amendment and restatement, is effective June 1, 2002 (the "Effective Date").

3. Management Compensation Committee.

         (a) The Committee appointed by the Corporation's Board of Directors to administer the Corporation's 2001 Stock-Based Incentive Plan (the "Committee") shall administer this Plan.


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         (b)      Decisions and determinations as to the number and identity of participants, and as to any other matters relating to the Plan, including matters related to the Administration of Excess Accounts described in Section 5(e), shall rest with the Committee. The Corporation's management will make recommendations to the Committee, but the Committee will not be bound by such recommendations and will make its own final determinations.

         (c) Action may be taken by the Committee at a meeting, or by written consent, which action is approved by a majority of the Committee's Members.

         (d) All determinations and decisions of the Committee shall be final, binding and conclusive upon all parties.

4. Eligibility for Management Incentive Awards.

         (a) Eligibility. Prior to the beginning of the each "Plan Year" (as defined below), the Committee will designate each key executive who is eligible to participate in this Plan for such Plan Year. As used in this Agreement, the first "Plan Year" will mean the portion of the year beginning with the Effective Date and continuing through and including December 31, 2002. Thereafter, each "Plan Year" will correspond to each fiscal year of the Corporation.

         (b) Participation. An eligible key executive so designated by the Committee will have the right to elect irrevocably to participate in the Plan (each, a "Participant") for the upcoming Plan Year by giving written notice to that effect to the Committee on the form(s) provided by the Committee. The Participant will give such notice before the beginning of the Plan Year for which the Incentive Bonus will be earned or for the first Plan Year within 30 days of the key executive becoming eligible for participation in the Plan.

5. Awards of Restricted Stock Units.

         (a) Election. Subject to the terms and conditions of this Plan, including the next sentence, for any Plan Year, a Participant will have the right to elect irrevocably


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                  to defer under this Plan all or any portion of the
                  Participant's Incentive Bonus earned under the Corporation's Employee Incentive Bonus Plan for such Plan Year (the amount so deferred, "Deferred Incentive Bonus"). For the first Plan Year, the Incentive Bonus that will be eligible to be deferred by any Participant under this Plan will be only the portion of the Participant's total Incentive Bonus earned under the Corporation's Employee Incentive Bonus Plan during the first Plan Year and only that portion of such Incentive Bonus that was earned for the period of time after the Participant makes his or her election with regard to the first Plan Year.

         (b) Participant RSU Accounts. The Corporation shall establish a restricted stock unit bookkeeping account ("RSU Account") for each Participant. Except as limited by Section 5(e), for each applicable Plan Year, each Participant's RSU Account shall be credited with a number of restricted stock units ("RSUs") equal to the dollar amount of the Deferred Incentive Bonus for the applicable Plan Year divided by the Fair Market Value (as defined in this Section 5(b)) of the Corporation's Common Stock on the last trading day of the Plan Year for which the Deferred Incentive Bonus was earned. As used in this Plan, "Fair Market Value" means the closing price of the Common Stock of the Corporation on the last trading day of the applicable Plan Year on which such Common Stock was traded on a public exchange or the Nasdaq National Market. A Participant's RSU Account shall be adjusted to reflect stock splits, stock dividends, mergers, recapitalizations or other events, as determined by the Committee, in its sole discretion, to be equitable from time to time; provided that, as contemplated by Section 5(e), in no event will the number of RSUs exceed 25,000 prior to the time the Corporation's shareholders have approved this Plan and, in the event that any such adjustment would otherwise be equitable prior to such approval, the Committee will limit the total aggregate number of RSUs to 25,000 in all Participant Accounts and provide for other appropriate equitable adjustments such as establishing or adding to Excess Accounts (as contemplated by Section 5(e)).


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         (c)      Corporate Match. Subject to Section 5(e), for every four full
                  RSUs credited to a Participant's RSU Account pursuant to
                  Section 5(b), the Corporation shall credit the Participant's RSU Account with one additional RSU.

         (d) Dividend Equivalents. The Committee may determine that any RSU will carry with it until paid a dividend equivalent which will entitle the holder to receive payments from the Corporation equal to the cash dividends paid per share of Common Stock of the Corporation during the periods from the time of credit to the time the shares are delivered to the Participant. Subject to Section 5(e), payment of dividend equivalents may be made in cash or stock and at such time or times as determined by the Committee. Dividend equivalents shall be subject to the same forfeiture and other provisions as the RSUs.

         (e) Maximum RSUs Credited Under the Plan. Notwithstanding anything to the contrary in this Plan or any other document, prior to the approval of this Plan by the Corporation's shareholders, the total number of RSUs that the Corporation may credit to all of the Participant RSU Accounts under the Plan (including RSUs credited under Section 5(c) and Section 5(d)) shall not exceed 25,000 RSUs. If, in any Plan Year prior to the approval of this Plan by the Corporation, the sum of (i) the total number of RSUs previously credited to all of the Participant RSU Accounts under the Plan in the preceding Plan Year(s), and
                  (ii) the total number of RSUs intended to be credited to all of the Participant RSU Accounts for the current Plan Year without regard to the limit in the first sentence of this
                  Section 5(e) would exceed 25,000 RSUs, then, for that Plan Year, the Corporation shall credit to all of the Participant RSU Accounts a total number of RSUs not to exceed 25,000 RSUs less the RSUs previously credited to all of the Participant RSU Accounts (such difference, the "Remaining RSUs"). The Remaining RSUs will be allocated among the Participants' RSU Accounts as follows: Each Participant's RSU Account shall be credited with a number of RSUs equal to the product of the number of the Remaining RSUs multiplied by a fraction, the numerator of which is the number of RSUs that would have been credited to the Participant's RSU Account ignoring the 25,000 aggregate RSU limit, and the denominator of which is the total number of RSUs that would have been credited



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                  to all of the Participant RSU Accounts ignoring the 25,000 aggregate RSU limit, in each case with such product rounded down to the nearest whole number. If, as a result of the foregoing 25,000 aggregate RSU limit, a Participant does not receive all of the RSUs to which he or she would otherwise be entitled, then the Corporation will create an account for such Participant (each, an "Excess Account") and will credit such Excess Account with an amount in cash equal to the portion of such Participant's Deferred Incentive Bonus attributable to RSUs that could not be credited as a result of the foregoing 25,000 aggregate RSU limit for the applicable Plan Year. In the subsequent Plan Year in which the Corporation's shareholders approve this Plan, the Participant's RSU Account will then be credited with RSUs in the manner set forth in Sections 5(b) and 5(c) based on the Deferred Incentive Bonus amounts credited to the Participant's Excess Account.

         (f) Issuance of Certificates. Except as otherwise provided herein, each RSU shall become distributable as soon as practical following the last day of a Participant's employment with Corporation. The Corporation shall issue and deliver to such Participant, or shall cause to be issued and delivered to such Participant, as soon as practicable, one share of its Common Stock for every distributable RSU credited to such Participant's RSU Account; provided that the Corporation shall have the right to require a Participant to remit to the Corporation an amount sufficient to satisfy any withholding tax requirement or to deduct from all distributions amounts sufficient to satisfy withholding requirements.

         (g) Acceleration. The Committee shall have the authority to alter the timing or form of distribution of RSUs in one or more of the following circumstances:

                  (i) In the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship, then the Committee may, in its sole discretion, provide that all or a portion of the RSUs credited to a Participant's RSU Account shall immediately be distributed in the form of shares of the Corporation's Common Stock. For purposes of this subparagraph, "severe financial hardship" shall be determined by the Committee, in its sole discretion, in accordance with all applicable laws.


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                           The Committee's decision with respect to severe
                           financial hardship and distributions shall be final, conclusive, and not subject to appeal.

                  (ii) In the event of a Change in Control, as defined in the Corporation's 2001 Stock-Based Incentive Plan.


         (h) Rights as a Shareholder. A Participant shall have no rights of a shareholder of the Corporation with respect to the RSUs in any Participant's RSU Account. The Corporation will have the right to, but will not be required to, prepare for its obligations hereunder by issuing Common Stock in the name of the trustee of any grantor trust maintained or established by the Corporation for this purpose (any such trust(s) together, the "Trust"). Any shares of the Corporation's Common Stock deposited in the Trust will be subject to the Corporation's general creditors, including, without limitation, if the Corporation becomes insolvent or has a receiver or a trustee appointed for its assets or becomes involved in a bankruptcy or similar proceeding. Any such Trust and any assets held in such Trust will conform to the terms of the model trust, as described in Rev. Proc. 92-64. In the event the Corporation elects to transfer shares of its Common Stock to the Trust, the trustee shall have all the rights of a shareholder, including the right to vote the shares and to receive dividends and other distributions paid or made with respect thereto.

         (i)      Time and Conditions.


                  (i) Stock certificates attributable to RSUs which have not been issued and delivered prior to a Participant's death, together with all amounts in the Participant's Excess Account, shall be delivered or distributed to the Participant's beneficiary or beneficiaries. Each Participant may designate on the prescribed form filed with the Committee one or more beneficiaries. Participants may change such designation at any time by filing the prescribed form with the Committee. If a beneficiary has not been designated or no designated beneficiary survives the Participant, any RSUs which become distributable after the Participant's death, together with any amounts in the Participant's Excess Account, if any, will be delivered to the Participant's surviving spouse, as beneficiary if such



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                           spouse is still living or, if not living, in equal
                           shares to the then living children of the Participant, as beneficiaries, or, if none, to the Participant's estate, as beneficiary. The Committee, in its sole discretion, shall determine the form and time of any distribution(s) to the Participant's beneficiary or beneficiaries.

                  (ii) Until stock certificates are delivered or distributed, RSUs credited to a Participant's RSU Account attributable to the Corporate Match shall be canceled and forfeited under the following circumstances:

                           (A) The Participant's employment is terminated for "Just Cause" (as defined in the Corporation's 2001 Stock-Based Incentive
                                    Plan), or the Participant terminates
                                    employment with the Corporation at a time when Just Cause for dismissal exists; or

                           (B) The Participant, before or after the termination of Participant's employment, breaches any of the covenants contained in an award agreement executed pursuant to Corporation's 2001 Stock-Based Incentive Plan; or

                           (C)      The Participant is indebted to the
                                    Corporation at the time when the Participant becomes entitled to a distribution of an award under the Plan following termination of employment with the Corporation. In such case, unless the Committee directs otherwise, any distribution shall be offset in the amount of the indebtedness, by canceling the number of RSUs (or stock certificates) whose Fair Market Value equals the amount of the indebtedness, and the Participant's indebtedness to the Corporation shall be extinguished to the extent of such offset.

6. Administration, Amendment and Termination of the Plan.

         (a) The Committee shall have the power and authority to interpret and administer the Plan. The Board of Directors may, at any time, alter, amend or terminate the Plan; provided, however, that no alteration, amendment or termination shall be


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                  valid or effective if such alteration, amendment or
                  termination would adversely affect the value of any Participant's RSU Account or Excess Account, if any, under the Plan, whether or not the Participant's employment had terminated at the time the alteration, amendment or termination was approved.

         (b) The Committee is authorized in its sole discretion, to use the Trust for the purpose of administering and accounting for the liabilities incurred under the Plan; provided, however, that no Participant shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or any of its subsidiaries or affiliates as a result of the creation of the Trust or the transfer of funds or other property to the Trust.

         (c) It is the Corporation's intention that this Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. All amounts deferred under this Plan shall continue for all purposes to be part of the general funds of the Company, and the Plan shall constitute a mere promise by the Company to make benefit payments in the future. To the extent that any Participant acquires the right to receive benefits from the Corporation under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company.

7. Non-Assignability. Except as otherwise determined by the Committee, a Participant will not have the right to assign RSUs in the Participant's RSU Account or amounts in the Participant's Excess Account. For purposes of the preceding sentence, an assignment will include any anticipation, alienation, assignment, transfer, sale or other disposition of any kind or nature, either by voluntary or involuntary assignment or by operation of law, including, but without limitation, garnishment, attachment or other creditor's process. Any purported assignment in violation hereof shall be void.

8. Corporation. As used in this Plan, the term "Corporation" means Citizens First Bancorp, Inc. and, where the context so requires, any entity owned or controlled by the Corporation.


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